Exhibit (d)(4)
Execution Version
June 13, 2025
The Home Depot, Inc.
2455 Paces Ferry Rd.
Atlanta, GA 30339

Attention: Richard McPhail
Ladies and Gentlemen:
You have requested information from GMS Inc. (the “Company”) in connection with your consideration of a possible negotiated transaction between you (or one or more of your affiliates) and the Company (the “Possible Transaction”). In connection with the Possible Transaction, you may also disclose and/or deliver to the Company and/or its Representatives (as defined below) certain information. Each party is willing to furnish such information (in such capacity, being the “Disclosing Party” and the party receiving information being the “Receiving Party”) only for the purpose of evaluating, negotiating, implementing, financing and consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).
1.	Proprietary Information; Other Defined Terms.
a.
All information that is furnished directly or indirectly by a Disclosing Party or any of its Representatives (as defined below) to a Receiving Party or any of its Representatives in connection with the Possible Transaction, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, system designs and product designs, whether or not marked as confidential, whether furnished before, on or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by the Receiving Party or any of its Representatives to the extent that such materials contain, reference, reflect or are based upon, in whole or in part, any information so furnished to the Receiving Party or any of its Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was, is or becomes available to the Receiving Party or any of its Representatives from a source other than the Disclosing Party or any of its Representatives, provided that such other source is not known by the Receiving Party or any of its Representatives to be bound by a confidentiality obligation to the Disclosing Party or any of its affiliates in respect thereof, (ii) was, is or becomes generally available to and known by the public (other than as a result of a breach by the Receiving Party or any of its Representatives of this Agreement or a violation by the Receiving Party or any of its Representatives of any other non-use or confidentiality obligation owed to the Disclosing Party), (iii) was previously in the Receiving Party’s or any of its Representatives’ possession prior to disclosure hereunder, as may be reasonably demonstrated by such person’s written records, provided that such information is not known by the Receiving Party or any of its Representatives to be subject to another confidentiality agreement or other similar obligation to the Company or any of its affiliates, or (iv) was or is developed by the Receiving Party or any of its Representatives without derivation from or reference to, or using in any manner, the Proprietary Information and without violating any of the confidentiality obligations under this Agreement. To the extent that any Proprietary Information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you and the Company understand and agree that you and the Company have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of you and the Company that the sharing of such materials is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, you and the Company each agree not to claim or contend that the other party has waived any attorney-client privilege, work product doctrine or any other applicable privilege by providing information pursuant to this Agreement or any subsequent definitive written agreement regarding a Possible Transaction.
b.
For purposes of this Agreement, references herein to your “Representatives” shall include only your affiliates and your and their respective officers, directors, general partners, members, employees, accountants, legal counsel, consultants, investment bankers, advisors, agents and representatives, and only if you receive the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), your potential sources of capital or financing (debt, equity or otherwise). “Representatives” in respect of the Company shall mean only its officers, directors, general partners, members, employees, investment bankers, financial advisors, accountants, legal counsel, consultants and other agents and representatives. As used in this Agreement, (i) the term “person” shall include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential.
a.
Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Disclosing Party, or (iii) required by applicable law, regulation, stock exchange rule or by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), but, in any such case described in the foregoing clause (iii), only in accordance with Paragraph 3, the Receiving Party agrees that it shall and shall direct its Representatives to, (A) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than the other party and its Representatives who are participating in evaluating, negotiating, advising on, implementing, consummating or financing the Possible Transaction (all of which such Representatives shall be informed of the confidential nature of such Proprietary Information and that they are to keep such Proprietary Information confidential), and the Receiving Party shall advise its Representatives to treat such Proprietary Information in a confidential manner in accordance with the terms hereof, (B) not use any Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising on or providing financing with respect to the Possible Transaction or the implementation or consummation of the Possible Transaction, and (C) not disclose to any person (other than its Representatives who are participating in evaluating, negotiating or advising with respect to the Possible Transaction or who otherwise need to know such information for the purpose of evaluating, negotiating, advising on, implementing, consummating or, only if you have received any required prior written consent, providing financing with respect to the Possible Transaction and, in any such case, whom has been directed to observe the terms of this Agreement relating to the confidential treatment and use of Transaction Information (as defined below)), the existence or terms of this Agreement, that Proprietary Information has been made available, that either party is considering the Possible Transaction or any other transaction involving the Company, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the Company, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without limitation, the status thereof (the items described in this clause (C), “Transaction Information”).

b.
Neither you nor any of your Representatives acting on your behalf will, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Possible Transaction or (ii) directly or indirectly, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding any participation in the Possible Transaction (including, without limitation, the debt or equity financing thereof) without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, without the Company’s prior written consent, neither you nor any of your Representatives will enter into any exclusive arrangement with a source of capital or financing (debt, equity or otherwise) in connection with a possible transaction with the Company. For purposes of this Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or financing (debt, equity or otherwise) which does, or would be reasonably expected to, legally or contractually limit, restrict or otherwise impair in any manner, directly or indirectly, such source from consummating a transaction involving the Company or any of its affiliates or acting as a potential source of capital or financing (debt, equity or otherwise) to any other person with respect to a potential transaction with the Company or any of its affiliates shall be deemed an exclusive arrangement; provided, that nothing herein shall prohibit or restrict you from requiring that potential sources of debt financing establish a standard “tree” system whereby separate working groups or “trees” of individuals will be formed and exclusively dedicated to you, but other deal teams at such institution may work on providing potential debt financing or advisory services for others in connection with a transaction involving the Company or any of its affiliates.
3.
Legally Required Disclosure. In the event that the Receiving Party (or any of its Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, it shall, to the extent legally permissible and in advance of such disclosure, provide the Disclosing Party with prompt written notice of such requirement. The Receiving Party also agrees, to the extent legally permissible, to reasonably cooperate with the Disclosing Party to the extent it may seek to limit such disclosure, including, if requested (at the Disclosing Party’s cost and expense), cooperating with any reasonable steps the Disclosing Party may take to resist or avoid any such legal, judicial, regulatory or administrative disclosure requirement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Disclosing Party after a request in writing therefor is made by the Receiving Party (such request to be made as soon as reasonably practicable to allow the Disclosing Party a reasonable amount of time to respond thereto), the Receiving Party (or any of its Representatives) is Legally Required to disclose any Proprietary Information or Transaction Information, such party or its Representative, as applicable, (a) will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, such portion of the Proprietary Information or Transaction Information that, according to the written advice of its counsel (which may include internal counsel), is Legally Required to be disclosed (the “Public Disclosure”); provided, however, that in the case of any public statement or press release, prior to such disclosure it shall have, to the extent reasonably practicable and legally permissible, (i) provided the Disclosing Party with the text of the Public Disclosure as far in advance of its disclosure as is reasonably practicable under the circumstances and (ii) considered in good faith the Receiving Party’s promptly provided suggestions concerning the content to be contained in the Public Disclosure.

4.
Responsibility for Representatives. Each party agrees that it shall, at its sole expense, undertake commercially reasonable measures necessary or appropriate to safeguard and protect the confidentiality of the Proprietary Information and the Transaction Information disclosed to it or any of its Representatives and to prevent the use of any Proprietary Information or Transaction Information in any way that would violate this Agreement. Each party will notify the other party, as promptly as practicable, of any misuse, misappropriate or unauthorized disclosure of any Proprietary Information or Transaction Information which it gains actual knowledge of. Each party will be responsible for any breach of this Agreement by it and any deemed breach of the terms of this Agreement applicable to its Representatives by any of its Representatives and by any other person to whom it discloses any Proprietary Information or Transaction Information, whether or not such disclosure is permitted hereunder. Each party is aware, and will advise its Representatives to whom any Proprietary Information or Transaction Information is disclosed and who are not otherwise aware, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each party agrees to refrain from training in the securities of the other party while in possession of any material non-public information regarding the other party.

5.	No Representations Regarding Proprietary Information; Strategic Transactions.
a.
Each party understands and agrees that neither the other party nor any of its Representatives makes any representation or warranty, express or implied, on which it may rely as to the accuracy or completeness of the Proprietary Information for its purposes and that only those representations and warranties made by a party or any of its affiliates in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. Each party agrees that, other than as may be set forth in such definitive written agreement or arising pursuant to the terms hereof, neither the other party nor any of its Representatives shall have any liability whatsoever to such party or any of its Representatives, including, without limitation, in contract, tort or otherwise, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom.

b.
Without limiting the generality of Paragraph 5(a), each party acknowledges that the Proprietary Information may include certain statements, estimates and projections with respect to the other party’s anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Disclosing Party, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by either party or any of its Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, except as may be set forth in any definitive written agreement.

c.
You acknowledge and agree that (i) the Company shall be free to conduct the process for any transaction involving the Company as the Company in its sole and absolute discretion shall determine (including, without limitation, negotiation with any other person and entering into a definitive written agreement without prior notice to you or any other person) and (ii) the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

6.
Return or Destruction of Proprietary Information. Upon the Disclosing Party’s written request, the Receiving Party shall (and shall direct its Representatives and any other person to whom its has disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder) to promptly either (at its option) return to the Disclosing Party or destroy (and confirm in writing such destruction) all copies or other reproductions of Proprietary Information, other than any Derivative Materials, in its possession or the possession of any of its Representatives or any other person to whom it has disclosed any Proprietary Information or Transaction Information, whether or not such disclosure was permitted hereunder, and shall not retain any copies or other reproductions, in whole or in part, of such materials. The Receiving Party also shall destroy all Derivative Materials (including, without limitation, expunging all such Derivative Materials from any computer or other device containing such information), and such destruction will be confirmed in writing to the Company. Notwithstanding the foregoing, each party and its Representatives may retain copies of the Proprietary Information, Transaction Information and Derivative Materials, including data or electronic records containing Proprietary Information, Transaction Information and Derivative Materials, (i) pursuant to legal or regulatory requirements or bona fide compliance policies and (ii) for the purposes of backup, recovery, contingency planning or business continuity planning so long as such backup data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, each party and its Representatives shall continue to be bound by the confidentiality and non-use obligations hereunder with respect to any retained materials in accordance with the terms hereof.

7.
Standstill. You hereby represent to the Company that, as of the date hereof, neither you nor any of your controlled affiliates has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company. In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s chief executive officer or by one of its Representatives on behalf of the Company’s board of directors, neither you nor any of your controlled affiliates will, at any time commencing on the date of this Agreement and ending on the date twelve (12) months from the date hereof, directly or indirectly: (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any material assets or businesses or any voting securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit any proxies (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into or exchangeable or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, other than any communication exempted from the definition of solicitation by Rule 14a-1(l)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its subsidiaries; (g) publicly request that the Company (or its board of directors or the Company’s Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7; or (h) make any public disclosure, or take any action that would reasonably be expected to require you or the Company to make a public disclosure with respect to any of the matters set forth in this Agreement.
Notwithstanding anything in this Paragraph 7 to the contrary, (x) you (I) may make requests (but only privately to the Company or its board of directors and not publicly) for amendments, waivers, consents under or agreements not to enforce clause (a) through clause (f) of this Paragraph 7, and (II) may make proposals or offers (but only privately to the Company or its board of directors and not publicly) regarding the transactions contemplated by clause (a) through clause (f) of this Paragraph 7, in each case, at any time, and (y) this Paragraph 7 shall be of no further force and effect with respect you or any of your affiliates after a Fundamental Change Event (as defined below). A “Fundamental Change Event” means that: (A) the Company has entered into a definitive written agreement with a third party providing for (i) any acquisition of a majority of the voting securities of the Company by any person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its subsidiaries (including equity securities of subsidiaries) by any person or group, (iii) any tender or exchange offer, merger or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any person (or the direct or indirect shareholders of such person) or group will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction), or (iv) any other single transaction or series of related transactions that results in a change of control of the Company (any of the foregoing transactions, an “Alternative Transaction”); (B) a third party shall have commenced a tender offer or exchange offer to acquire 50% or more of the voting securities of the Company that the Company does not recommend its securityholders reject within ten (10) business days of receiving such offer; or (C) the Company shall publicly disclose or confirm that it has authorized a process for the solicitation of competing offers or indications of interest in respect of an Alternative Transaction, and you are prohibited from participating in the process on substantially the same terms as applied to other participants in such process. For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise. Notwithstanding anything to the contrary in this Paragraph 7, nothing shall prevent a private communication to the Company’s Board of Directors or chief executive officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed (other than to the extent required in a proxy statement or Schedule 14D-9 filed by the Company with respect to an acquisition or merger transaction); provided that the contents, subject and existence of any such communications shall constitute Transaction Information hereunder.
Notwithstanding anything to the contrary contained herein, nothing in this Paragraph 7 shall in any way prohibit you or your affiliates from (i) investing in mutual funds and other professionally managed investment funds not managed or influenced by you or your affiliates, (ii) purchasing voting securities of the Company as part of employee benefit plan maintained for the benefit of the employees of you or your affiliates, or (iii) acquiring or investing in a third-party entity that owns securities of the Company or any direct or indirect subsidiary thereof, provided that in the case of clauses (i) through (iii) such acquisition or investment is not made for the purpose of circumventing the restrictions of this Paragraph 7.
8.
No Solicitation of Employees. You agree that, without the prior written consent of the Company, neither you nor any of your affiliates or any of your Representatives acting on your behalf will, for a period beginning on the date of this Agreement and ending twelve (12) months after the date of this Agreement, solicit the services of or employ, as employee, consultant or otherwise, any member of the senior leadership team of the Company at a level of Vice President or higher or to whom your were introduced or had contact in connection with the Possible Transaction; provided, however, that the foregoing shall not preclude the solicitation and/or employment (as an employee, consultant or otherwise) of any person (1) who applies for employment with you or your affiliates on his or her own initiative without direct or indirect inducement or encouragement by you or such affiliates, (2) whose employment has been terminated for at least a six (6) month period, provided that neither you nor your affiliates solicited such person in violation hereof prior to such termination, or (3) through (i) public advertisements or general solicitations that are not specifically targeted at such person(s) or (ii) recruiting or search firms retained by you or your affiliates without specifically targeting the Company or such specific individuals. You agree that you and your Representatives (acting on your behalf) will not, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), engage in any discussions with management of the Company regarding the terms of their specific post-transaction employment, unless and until a definitive agreement is executed and delivered with respect to a Possible Transaction.

9.
Ownership of Proprietary Information. Each party agrees that the other party is and shall remain the exclusive owner of the Proprietary Information disclosed by it hereunder and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights or any portions thereof to the other party or any of its Representatives is granted or implied under this Agreement.

10.	Miscellaneous.
a.
Each party acknowledges that irreparable damage would occur to the other party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other party, without prejudice to any rights and remedies otherwise available, shall be entitled to equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by such party or any of its Representatives of the provisions of this Agreement without proof of actual damages. Neither party will oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party also will not seek, and will waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

b.	Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. A party’s waiver of any right, power or privilege hereunder, and a party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by the other party.
c.
If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

d.
This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by a party (including by operation of law) without the prior written consent of the other party shall be void; provided that any purchaser of a party or of all, or substantially all, the party’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

e.
This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein and except for paragraphs 5, 9 and 10 hereof, cease to be effective on the eighteen month anniversary of this Agreement with respect to the remainder of this Agreement (as applicable, the “Expiration Date”); provided, however, that the confidentiality provisions contained herein shall continue to apply to a party with respect to any information retained under Paragraph 6 for so long as it or any of its Representatives retain copies of any Proprietary Information or Transaction Information, but in no event longer than three (3) years following the date hereof. Without limiting the generality of the preceding sentence, any “click-through” or similar confidentiality agreement entered into by a party or any of its Representatives in connection with accessing any electronic dataroom will have no force or effect, whether entered into before, on or after the date hereof.

f.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED IN THAT STATE. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any such action, suit or proceeding except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines pursuant to a final, non-appealable order that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable and documented out-of-pocket legal fees, costs and expenses that the non-breaching party has actually incurred in connection with such litigation.
g.
Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by e-mail with no notice of delivery failure or automatic “bounceback”, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as such party may designate by a written notice delivered to the other party hereto).

h.
Each party also agrees not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction or contacts made in connection with general industry or market surveys that do not reference the Proprietary Information or the Possible Transaction) with any Representative of the other party (other than the other party’s chief executive officer or chief financial officer, financial advisors and counsel or others with the other party’s prior consent) or any person known by it to be a customer or supplier of the other party (or any of its affiliates), except with the express permission of the other party.

i.
This Agreement also constitutes notice to you that the Company has engaged Alston & Bird LLP (“Alston”) as its legal counsel in connection with the Possible Transaction. Notwithstanding the fact that Alston may have represented, and may currently represent, you and/or your affiliates with respect to matters unrelated to the Possible Transaction, you hereby (a) consent to Alston’s continued representation of the Company in connection with the Possible Transaction, (b) waive any actual or alleged conflict that may arise from Alston’s representation of the Company in connection with the Possible Transaction, and (c) agree that Alston will be under no duty to disclose any confidential information of the Company to you in connection with the Possible Transaction; provided that (x) the partners, lawyers and paralegals of Alston providing services to the Company in connection with the Possible Transaction will not be among those concurrently providing services to you or part of a team that has provided services to you during the twelve (12) months prior to the date hereof without your prior written consent, (y) Alston will establish an “ethical wall” to ensure that your confidential and privileged information shall not be shared with any partners, lawyers or paralegals working in connection with the Possible Transaction and (z) this waiver excludes any litigation or threatened litigation, arbitration or other adverse proceeding or similar dispute between you and the Company arising out of the Possible Transaction. The scope of this waiver is limited to the specific Possible Transaction contemplated hereby, and does not extend or apply to any other existing or future matter for which Alston may be asked to provide legal services and is not meant as a general waiver of any future conflicts of interest that may arise. Alston and the Company each understands and acknowledges that you reserve the right to claim a potential or actual conflict of interest and to take appropriate action regarding any other matter related to you in which Alston may be engaged, or in connection with a representation by Alston which is broader than what is described herein. By entering into this Agreement, you hereby acknowledge that the Company and Alston will be relying on your consent and waiver provided hereby. In addition, you hereby acknowledge that your consent and waiver under this Paragraph 10(i) is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver. If you have any questions regarding this Paragraph 10(i), please contact Justin Howard at Alston & Bird LLP at 404-881-7758 or at justin.howard@alston.com.

j.
Each party agrees that unless a definitive agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither the Company nor you intends to be, nor shall either party be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by each party or its respective Representatives with respect to the Possible Transaction or otherwise, including any obligation to commence or continue discussions or negotiations, except for the matters specifically agreed to in this Agreement.

k.
For the convenience of the parties, this Agreement may be executed by PDF, facsimile or other electronic means and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

[Remainder of Page Intentionally Blank]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

GMS INC.

By:	/s/ Craig Apolinsky
	Name:	Craig Apolinsky
	Title:	Senior Vice President, General
Counsel and Corporate Secretary

Address: 100 Crescent Centre Parkway, Suite 800, Tucker, GA 30084

E-mail Address: [***] (with copy to [***])

Attention: President, CEO and General Counsel

Accepted and Agreed
as of the date
first written above:
THE HOME DEPOT, INC.

By:	/s/ Richard McPhail
	Name:	Richard McPhail
	Title:	Executive Vice President and Chief Financial Officer

Address: 2455 Paces Ferry Rd. Atlanta, GA 30339

E-mail Address: [***] (with copy to [***])

Attention: Chief Financial Officer and General Counsel